UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-12

Benihana Inc.

(Name of Registrant as Specified In Its Charter)

Benihana of Tokyo, Inc.
Benihana Protective Trust dated June 8, 1998

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The following materials may be used by representatives of the Benihana of Tokyo, Inc. (“BOT”) in discussion with stockholders of Benihana Inc. (the “Company”), in connection with BOT’s current solicitation of proxies for the Company’s 2004 Annual Meeting of Stockholders, scheduled for September 28, 2004. Accordingly, BOT is filing the following materials as definitive additional proxy materials pursuant to Section 14(a) of the Securities Exchange Act of 1934.

FOR IMMEDIATE RELEASE

CONTACT:	Arthur B. Crozier
Innisfree M&A Incorporated
212-750-5837

INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS BENIHANA (NASDAQ: BNHN) COMMON STOCKHOLDERS VOTE FOR OPPOSITION SLATE OF DIRECTORS AT SEPTEMBER 28 ANNUAL MEETING

•	Recommends Election Of Lewis Jaffe And Kevin Aoki, Nominees Of Benihana Of Tokyo, Inc., the Company’s Largest Common Stockholder

•	Cites Company’s Recent Financing Transaction With BFC Financial As “Not Shareholder Friendly” And Containing “Toxic Features”

•	Separately Recommends Class A Stockholders Withhold Vote From Re-Election Of Chairman/CEO Joel Schwartz As Director, “Due To Questions Surrounding The [BFC] Financing Transaction”

NEW YORK, September 20, 2004.....Institutional Shareholder Services (ISS), the leading provider of independent proxy voting advice to institutional investors around the world, has recommended that its clients holding Benihana Inc. (NASDAQ: BNHN) Common Stock vote for Lewis Jaffe and Kevin Aoki, the Director nominees of Benihana of Tokyo, Inc., the largest Benihana common stockholder, in opposition to management’s slate of Director nominees at the company’s September 28 Annual Meeting.

In addition, ISS recommended that its clients holding Class A Common Stock withhold their votes from the re-election of Joel Schwartz as Director, Benihana’s current Chairman/CEO. Holders of Class A Common Stock will elect one Director at the 2004 Meeting, while the holders of Common Stock will elect two Directors at the 2004 Meeting. Benihana of Tokyo, Inc. did not nominate a Class A Common Stock candidate.

ISS based its recommendations largely on concerns about a recent $20 million financing transaction with BFC Financial, the Vice Chairman of which is a current Benihana Director, John Abdo, whose seat is not up for election this year under Benihana’s classified Board structure.

The ISS Common Stock recommendation stated: “In ISS’s view the financing transaction with BFC is not shareholder friendly. In fact, we note the following: conflict of interests, no compelling need for financing, toxic features such as granting veto rights to preferred shareholders on non ordinary business events, and a process that critics would argue failed to seek out additional investor alternatives. The transaction dilutes existing shareholders and grants BFC certain rights that can be considered undue for a company seeking financing with adequate liquidity and positive cash flows.” In a separate report to holders of Class A Common Stock, ISS based its recommendation to withhold votes from the re-election of Mr. Schwartz “Due to questions surrounding the [BFC] financing transaction” and its recommendation in support of the Common Stock opposition slate.

Lewis Jaffe commented: “I am gratified that ISS, recognized around the world for the quality of its independent proxy voting advice and the leading role it has played in advancing the cause of good corporate governance, agrees with my concerns about the current Benihana Board. I am committed to bringing a fresh, independent perspective to the Board – one that demands accountability from senior management and requires that the company be run for the benefit of all shareholders.”

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